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                                                                Exhibit 10.24


                        [HARRIS INTERACTIVE LOGO]


October 27, 1999

Mr. Sanford M. Schwartz
[Address]


Dear Sandy,

We are pleased to extend an offer for you to join Harris Interactive Inc. as Executive Vice President of Corporate Development, reporting to me. Your employment will start November 1, 1999. Although you will be spending time in Rochester working with David and me, we would expect your primary office to be in our NYC office where appropriate equipment for the conduct of your duties will be supplied.

Your starting salary will be at the rate of $225,000 per year, payable bi-weekly. After three months, there will be an interim performance review to discuss your progress and define critical steps over the balance of our fiscal year that ends on June 30, 2000.

In your role, you will assist David and me in the identification, evaluation, and negotiation of potential acquisitions. We believe we have an initial need to expand our portfolio of new service offerings through the acquisition of 5-7 firms over the next 12-18 months and then to integrate these acquisitions into the company. Although all three of us will be engaged in various stages of this process, we would expect that you would be the major driver of this activity utilizing David or me at the appropriate times. Lynn Siverd, our current VP of Acquisitions and Mergers would report to you. You would also have a dotted line to legal counsel, a position that will be filled after completion of our pending IPO.

Your benefits package includes:

   --   Car Allowance of $8,400 per year

   --   Four weeks of vacation each year beginning in calendar year 2000

   --   Up to an additional twenty days per year without pay

   --   Ten company-paid holidays each year

   --   Co-paying medical plans, including Blue Cross/Blue Shield

   --   Section 125 Cafeteria plan

   --   Employee-paid dental plan

   --   A Company paid life insurance policy

   --   The state mandated short-term disability policy

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   --   Company paid additional short-term and long-term disability policies

   --   401 K Retirement Plan

   --   Tuition Reimbursement Plan

   --   Employee Assistance Program

Eligibility rules and dates were previously provided in the copy of our Employee Manual. If you have questions regarding policies and benefits, please see Anne Sullivan, our Employee Benefits Coordinator.

We will also grant you options to purchase 225,000 shares of stock, pursuant to our 1999 Long-Term Incentive Plan. One-fourth of these vest on October 31, 2000, with the balance spread equally at the end of each month over the next 36 months. The exercise price of the options will be $7.06 per share.

In the event of a change of control (as defined in the Plan), you will vest immediately in all 225,000 options.

In addition, we will allow you to purchase 75,000 shares of our common stock as part of this employment agreement at the $7.06 per share price, provided the purchase is completed on or before October 29, 1999. If, on October 31, 2004, Harris Interactive is not public, you will have the right to sell back to Harris Interactive any of the 75,000 shares described above which you then own, at a price equal to the then-fair market value of such shares (calculated with respect to the pro rata value of the value of the entire company).

In the event that you are terminated without cause, you will vest immediately in all options as to which you would have vested within the ensuing twelve months had you not been terminated.

The Board of Directors has authorized offering you a seat on the Board, at such time as such appointment can be made without changing the majority representation of independent directors.

As a result of the Immigration Reform and Control Act of 1986, it is necessary for us to condition all offers of employment on verification of your employment status. You will need to complete Form I-9 on your first day of employment. Please contact Anne Sullivan, our Employee Benefits Coordinator, to ascertain the information required for completion of the Form I-9. Anne is located at our headquarters in Rochester, NY.

This letter, when countersigned by you, will be deemed to be a "written compensation contract" within the meaning of Rule 701(c) promulgated under the Securities Act of 1933. In that regard, your signature below will confirm that you have had the opportunity to obtain information concerning our company you considered necessary to accept our offer, and that you understand that any stock acquired is "restricted" and may not be sold or otherwise disposed of in the absence of registration under applicable law or an available exemption from registration. You also agree to execute a 180-day


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lock-up agreement in the standard form furnished by our underwriters with respect to any stock you may acquire.

Sandy, I think you will find this an exciting position. I think we are presenting you with the rare opportunity to make a major change in the way things have been done for decades within our industry. I also believe that you will find working with David and me to be a challenging but "fun filled" environment, as you join us in creating a whole New World in the Internet space.

Please indicate your acceptance of this offer by signing below and returning this letter to me.

Sincerely,

/s/ Gordon S. Black

Gordon S. Black
Chairman & CEO


I accept this offer as outlined above.

/s/ Sandford M. Schwartz        10/28/99
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Sanford M. Schwartz               Date